Exhibit K.2

EXECUTION VERSION

IRREVOCABLE EXCHANGE AND SUBSCRIPTION AGREEMENT —

KATONAH DEBT ADVISORS

THIS IRREVOCABLE EXCHANGE AND SUBSCRIPTION AGREEMENT – KATONAH DEBT ADVISORS (this “Agreement”) is entered into as of August 17, 2006 (the “Effective Date”) by and among Kohlberg Capital, LLC, a Delaware limited liability company (the “Company”), KAT Associates, LLC, a Delaware limited liability company (“KAT Associates”), and James A. Kohlberg (“Kohlberg” and, together with KAT Associates, each an “Exchanging Member” and together the “Exchanging Members”).

RECITALS:

A. Reference is made to the limited liability company agreement of Katonah Debt Advisors, LLC, a Delaware limited liability company (“KDA”), dated as of January 1, 2006 (the “KDA LLC Agreement”).

B. Each Exchanging Member holds an interest in KDA (a “KDA Interest”) represented by the Distribution Percentages and Other Income Percentages (as defined in the KDA LLC Agreement) set forth on Exhibit A hereto.

C. Each Exchanging Member wishes to exchange all of its KDA Interest for (1) the number of common units of the Company (the “Common Units”) set forth across from such Exchanging Member’s name on Exhibit A hereto in the column “Katonah Capital, LLC Common Units” and (2) a promissory note in substantially the form attached hereto as Exhibit B (each, a “Note”) in the aggregate principal amount set forth across from such Exchanging Member’s name on Exhibit A hereto in the column “Principal Amount of Promissory Note”, in each case at the times, and otherwise on the terms and conditions set forth in this Agreement.

D. The Company intends to file a notice on Form N-6F that it intends to file an election (the “BDC Election”) to be treated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”) with the United States Securities and Exchange Commission (the “SEC”).

Accordingly, the parties hereto agree as follows:

1. Exchange and Subscription. By executing the signature page to this Agreement, subject to the terms and conditions hereof, each Exchanging Member hereby agrees that, on the date that is 30 days after the date hereof or on such other date as is determined in the sole discretion of the Company but no later than the date that is immediately prior to the date of the filing by the Company of the BDC Election (such date, the “Closing Date”) such Exchanging Member will contribute such Exchanging Member’s KDA Interest (as set forth on Exhibit A) to the Company and receive, in exchange therefor (a) the Common Units set forth on Exhibit A in respect of such Exchanging Member which will be issued to such Exchanging Member on the Closing Date, and (b) a Note in the aggregate principal amount set forth on Exhibit A in respect of such Exchanging Member which will be issued to such Exchanging Member on the date that is immediately prior to the date of the filing by the Company of the BDC Election. Each Exchanging Member hereby agrees that such Exchanging Member shall not, voluntarily, involuntarily, by operation of law or otherwise, sell, assign, transfer, hypothecate, pledge or otherwise dispose of his or its KDA Interest or any interest therein. On the date of this Agreement, each Exchanging Member has delivered to the Company (a) a duly completed and executed Internal Revenue Service Form W-9 and a duly executed certification, in form and manner set forth in U.S. Treasury Regulation Section 1.445-2(b)(2) of the Exchanging Member’s non-foreign status; and (b) two duly completed and executed signature pages to this Agreement.

2. Acknowledgment Regarding Restructuring. The Exchanging Member acknowledges receipt of a description of certain transactions (such transactions referred to as the “Restructuring Transactions”) that the Company may engage in (the “Restructuring Description”). The Exchanging Member understands and acknowledges that the Company may engage in such Restructuring Transactions, including without limitation a conversion of the Company under Delaware law from a limited liability company to a corporation. The Exchanging Member hereby consents and agrees to the Restructuring Transactions and the receipt by the Exchanging Member of shares of a corporation in exchange for common units as a result of the Restructuring Transactions on the terms described in the Restructuring Description.

3. Representations, Warranties and Covenants of Each Exchanging Member. Each Exchanging Member, severally and not jointly or jointly and severally, hereby acknowledges, represents and warrants to, and covenants and agrees with the Company as of the date hereof as follows:

3.1 Authorization. Such Exchanging Member has full power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. That the execution and delivery of this Agreement by such Exchanging Member and the consummation by such Exchanging Member of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of such Exchanging Member and, subject to the receipt of such consents, the filing of such notices and the satisfaction of such conditions as are set forth in the collateral management agreements to which KDA is a party, do not or will not constitute or result in a breach or default under, or conflict with or violate, any agreement or other undertaking to which such Exchanging Member or, to the knowledge of such Exchanging Member, KDA, is a party or by which such Exchanging Member or, to the knowledge of such Exchanging Member, KDA is bound or any judgment, decree, statute, order, rule or regulation applicable to such Exchanging Member or such Exchanging Member’s assets or, to the knowledge of such Exchanging Member, KDA or KDA’s assets, and, if such Exchanging Member is not an individual, do not or will not violate any provisions of the organizational or other formation or governing documents of such Exchanging Member and do not or will not violate any provisions of the organizational or other formation or governing documents of KDA. This Agreement has been duly executed and delivered by such Exchanging Member and constitutes a valid and legally binding obligation of such Exchanging Member enforceable against such Exchanging Member in accordance with and subject to its respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. The signatures on this Agreement are genuine, and the signatory, if such Exchanging Member is an individual, has legal competence and capacity to execute the same, or, if such Exchanging Member is not an individual, the signatory has been duly authorized to execute the same on behalf of such Exchanging Member.

3.2 Purchase for Investment. Such Exchanging Member is acquiring the Common Units or Note for such Exchanging Member’s own account (or if such Exchanging Member is a trustee, for a trust account) for investment only, and not with a view to or for sale in connection with any distribution of all or any part of such Common Units or Note in violation of the Securities Act of 1933, as amended (the “Securities Act”). Such Exchanging Member hereby agrees that such Exchanging Member shall not, directly or indirectly, transfer all or any part of such Common Units or Note (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part of the Common Units or Note), except in accordance with the registration provisions of the Securities Act, and the regulations thereunder or an exemption from such registration provisions, with any applicable state or non-U.S. securities laws and the terms of this Agreement. Such Exchanging Member understands that such Exchanging Member must bear the economic risk of an investment in the Common Units and Note for an indefinite period of time because, among other reasons, the offering and sale of such Common Units and Note have not been registered under the Securities Act and, therefore, such Common Units and Note cannot be resold unless such resale is subsequently registered under the Securities Act or an exemption from such registration is available. Such Exchanging Member also understands that sales or transfers of such Common Units and Note are further restricted by the provisions of the Company’s organizational documents, and may be restricted by other applicable securities laws. If at any time the Common Units or Note are evidenced by certificates or other documents, each such certificate or other document shall contain a legend stating that (i) such Common Units or Note (1) have not been registered under the Securities Act or the securities laws of any state; (2) have been issued pursuant to a claim of exemption from the registration provisions of the Securities Act and any state securities law which may be applicable; and (3) may not be sold, transferred or assigned without compliance with the registration provisions of the Securities Act and the regulations thereunder and any other applicable federal or state securities laws or compliance with applicable exemptions therefrom; (ii) sale, transfer or assignment of such Common Units or Note is further subject to restrictions contained in the organizational documents of the Company and such Common Units and Note may not be sold, transferred or assigned unless and to the extent permitted by, and in accordance with, the provisions of the organizational documents of the Company; and (iii) the sale, transfer or assignment of such Common Units and Note is subject to any additional restrictions contained in any subsequent agreement executed by such Exchanging Member.

3.3 Information. Such Exchanging Member has carefully reviewed this Agreement. Such Exchanging Member has been provided an opportunity to ask questions of, and such Exchanging Member has received answers thereto satisfactory to such Exchanging Member from, the Company or its representatives regarding the terms and conditions of the offering of the Common Units and Note, and such Exchanging Member has obtained all additional information requested by such Exchanging Member of the Company and their representatives to verify the accuracy of all information furnished to such Exchanging Member regarding the offering of such Common Units and Note. Such Exchanging Member has been advised to consult with his or its tax, legal and other advisors regarding the subscription and its effects, the tax consequences of making and not making a subscription hereunder, and has obtained, in such Exchanging Member’s judgment, sufficient information to evaluate the merits and risks of a subscription and investment hereunder. Such Exchanging Member has not been furnished with and has not relied on any oral or written representation in connection with the offering of the Common Units or Note that is not contained in this agreement.

3.4 Economic and Liquidity Risk. Such Exchanging Member has such knowledge and experience in financial and business matters such that such Exchanging Member is capable of evaluating the merits and risks of making a subscription for the Common Units and Note, and that such Exchanging Member has evaluated the risks of investing in the Common Units and Note and has determined that they are a suitable investment for such Exchanging Member. Such Exchanging Member understands that an investment in the Common Units and Note is a speculative investment that involves very significant risks and tax uncertainties and that such Exchanging Member is prepared to bear the economic, tax and other risks of an investment in the Common Units and Note for an indefinite period of time, and is able to withstand a total loss of such Exchanging Members investment in the Common Units and Note.

3.5 Eligibility; Accredited Investor Status. Such Exchanging Member is an “accredited investor” as defined in Regulation D under the Securities Act. Such Exchanging Member will, upon request prior to the Closing Date, execute and/or deliver any additional documents deemed by the Company to be necessary or desirable to confirm such Exchanging Member’s accredited investor status.

3.6 Ownership of Exchanging Member’s Entire Interest. Such Exchanging Member has good and marketable title to such Exchanging Member’s KDA Interest listed on Exhibit A and such KDA Interest is now and will on the Closing Date be free and clear of all pledges, claims, liens, restrictions, charges, encumbrances, security interests, conditional sales agreements and other obligations of any kind or nature, other than as are set forth in the governing documents of KDA. Such Exchanging Member will not sell, convey, assign or otherwise transfer all or any portion of such Exchanging Member’s KDA Interest prior to the Closing Date. Such Exchanging Member will prior to the Closing Date, upon request, execute, deliver and/or provide any additional documents deemed by the Company to be necessary or desirable to confirm the foregoing. Exhibit A correctly sets forth the KDA Interest held by such Exchanging Member in KDA.

3.7 Residence; Etc. Exhibit A correctly sets forth, for such Exchanging Member, (a) the principal residence of such Exchanging Member if such Exchanging Member is a natural person, (b) the place of business (or, if there is more than one place of business, the chief executive office) of such Exchanging Member if such Exchanging Member is a corporation, partnership, limited liability company, business trust or other entity (an “Entity”) and (c) the state of incorporation, organization or formation if such Exchanging Member is an Entity other than a general partnership.

3.8 Continuing Efforts. Subject to the terms and conditions herein provided, such Exchanging Member covenants and agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper and/or appropriate to consummate and make effective the transactions contemplated by this Agreement

3.9 No Brokers or Finders. Such Exchanging Member has not entered into any agreement and is not otherwise liable or responsible to pay any brokers’ or finders’ fees or expenses to any person or Entity with respect to this Agreement or the purchase and issuance of any Common Units and Note contemplated hereby, except for any such person or Entity the fees and expenses for which such Exchanging Member shall be solely responsible for and pay.

4. Representations, Warranties and Covenants of the Company. The Company hereby acknowledges, represents and warrants to, and covenants and agrees with, each Exchanging Member as of the date hereof as follows:

4.1 Authorization. The Company has full power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Company and do not or will not constitute or result in a breach or default under, or conflict with or violate, any agreement or other undertaking, to which the Company is a party or by which the Company is bound or any judgment, decree, statute, order, rule or regulation applicable to the Company or the Company’s assets and do not or will not violate any provisions of the organizational or other formation or governing documents of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with and subject to its respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. The signatures on this Agreement are genuine, and the signatory has been duly authorized to execute the same on behalf of the Company.

4.2 Issuance. The Common Units and Note to be issued to each Exchanging Member hereunder, will, on the Closing Date, be duly authorized. The Common Units, upon their issuance, will be fully paid Common Units of the Company, issued in the name of such Exchanging Member. The Common Units and Note will be free and clear of all liens, claims and encumbrances other than those created by such Exchanging Member.

4.3 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, the Company covenants and agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper and/or appropriate to consummate and make effective the transactions contemplated by this Agreement.

4.4 No Brokers or Finders. The Company has not entered into any agreement and is not otherwise liable or responsible to pay any brokers’ or finders’ fees or expenses to any person or Entity with respect to this Agreement or the purchase and issuance of any Common Units and Note contemplated hereby, except for any such person or Entity the fees and expenses for which such the Company shall be solely responsible for and pay.

4.5 Qualified Purchaser Status. The Company is a “qualified purchaser” as defined in the 1940 Act.

5. Survival. Except as set forth in the following sentence, the representations, warranties, covenants and agreements contained in this Agreement shall terminate and be of no further force or effect as of the Closing Date. The representations and warranties contained in Sections 3.2, 3.3, 3.4 and 3.5 of this Agreement shall terminate and be of no further force or effect as of the date that is one year after the Closing Date.

6. Conditions to Consummation by the Company. The obligations of the Company to accept a subscription from, and to issue the Common Units and Note to, each Exchanging Member pursuant to this Agreement are subject to the fulfillment as of the Closing Date of the conditions set forth in this Article 5, any one or more of which may be waived by the Company:

6.1 Representations, Warranties and Covenants. The representations and warranties of each Exchanging Member contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date unless expressly stated herein to be made as of a specified date, in which case such representations and warranties shall be true, correct and complete in all material respects on and as of such specified date. Each Exchanging Member shall have performed in all material respects all obligations required to be performed by him or it under this Agreement at or prior to the Closing Date.

6.2 Closing Documents. Each Exchanging Member shall have duly executed and delivered to the Company on or prior to the Closing Date all documents that are reasonably requested by the Company to effectuate the transactions contemplated hereby.

6.3 Consents. All consents and approvals of third parties required to be obtained or made prior to the Closing Date in order to permit the consummation of the transactions contemplated hereby to be consummated hereby without resulting in any breach, acceleration, default or other violation of any agreement or other contract to which KDA or any Exchanging Member is party or by which its respective assets are otherwise bound shall have been obtained or made prior to the Closing Date.

7. Conditions to Consummation by the Exchanging Members. The obligations of the Exchanging Members to receive Common Units and Note pursuant to this Agreement are subject to the fulfillment of the conditions set forth in this Article 6, any one or more of which may be waived by him or it:

7.1 Representations, Warranties and Covenants. The representations and warranties of the Company contained herein shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such Closing Date unless expressly stated therein to be made as of a specified date. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

7.2 Closing Documents. The Company shall have duly executed and delivered on or prior to the Closing Date this Agreement

7.3 Consents. All consents and approvals of third parties required to be obtained or made prior to the Closing Date in order to permit the consummation of the transactions contemplated hereby to be consummated hereby without resulting in any breach, acceleration, default or other violation of any agreement or other contract to which KDA or any Exchanging Member is party or by which its respective assets are otherwise bound shall have been obtained or made prior to the Closing Date.

8. Termination. This Agreement shall be irrevocable by the undersigned, but shall terminate automatically if the Closing Date has not occurred on or prior to December 31, 2006.

9. General Provisions.

9.1 Modification. Neither this Agreement nor any provisions hereof shall be waived, modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, modification, discharge or termination is sought.

9.2 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to an Exchanging Member:	To the address indicated for such Exchanging Member on the signature page to this Agreement

If to the Company:	295 Madison Avenue, 6th Floor New York 10017 Tel: 212-455-8300 Fax: 212-983-7654 Attention: Dayl W. Pearson

with a copy to: Ropes & Gray LLP One International Place Boston, MA 02110 Attention: Craig Marcus, Esq. Facsimile: (617) 951-7760

All such notices, requests and other communications will if delivered personally to the address as provided in this Section 9.2, be deemed given upon delivery; (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 9.2, be deemed given upon receipt; and (c) if delivered by mail in the manner described above to the address as provided in this Section 9.2, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 9.2). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto in accordance with this Section 9.2.

9.3 Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

9.4 Entire Agreement; Conflicting Provisions. This Agreement contains the entire agreement of the parties with respect to this subscription, and there are no representations, warranties, covenants or other agreements except as stated or referred to herein.

9.5 Assignability. This Agreement is not transferable or assignable by any party hereto. This Agreement shall be for the benefit of the parties hereto.

9.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

9.7 Counterparts. This Agreement may be executed through the use of separate signature pages or in counterparts, and each of such counterparts shall, for all purposes, constitute one agreement binding on the parties hereto, notwithstanding that the parties hereto are not signatories to the same counterpart.

9.8 Further Assurances. Until the Closing Date, each Exchanging Member will, from time to time, execute and deliver to the Company all such other and further instruments and documents and take or cause to be taken all such other and further action as the Company may reasonably request in order to effect the transactions contemplated by this Agreement. In addition, until the Closing Date, the Company may request from each Exchanging Member such additional information as it may deem necessary to evaluate the eligibility of such Exchanging Member to acquire Common Units and Note, and may request from time to time such information as it may deem necessary to determine the eligibility of such Exchanging Member to hold Common Units and Note or to enable the Company to determine such Exchanging Member’s compliance with applicable regulatory requirements or tax status, and such Exchanging Member shall provide such information as may reasonably be requested.

9.9 Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.10 Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other party under this agreement in accordance with the terms and conditions of this agreement.

9.11 Expenses. Each of the parties hereto agrees to pay the expenses incurred by it in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the fees and expenses of counsel to such party.

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Each of the parties hereto has executed this Agreement as of this 17th day of August, 2006.

THE COMPANY:	KOHLBERG CAPITAL, LLC By: Name: Dayl W. Pearson Title: Chief Executive Officer

THE EXCHANGING MEMBERS:	KAT ASSOCIATES, LLC By: Name: Eileen Capone Title: Trustee of Members of KAT Associates, LLC James A. Kohlberg

Agreed and Accepted as of this 17th day of August, 2006.

KATONAH DEBT ADVISORS, LLC

By:

Name: James A. Kohlberg

Title: Managing Member